Exhibit 99.1

VMware Completes Acquisition of Carbon Black

Combined Solutions Help Transform the Industry with a Modern Security Cloud Platform

Built for Any Application, Running on Any Cloud, on Any Device

PALO ALTO, Calif., October 8, 2019 – VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced it has completed its acquisition of Carbon Black, a leader in cloud-native endpoint protection, in an all-cash transaction for $26 per share, representing an enterprise value of $2.1 billion.

“Carbon Black brings us an industry-leading endpoint and workload security platform, with a cloud-native architecture, an AI-powered data lake and a smart, lightweight agent,” said Sanjay Poonen, chief operating officer, Customer Operations, VMware. “The Carbon Black platform, along with VMware NSX, VMware Workspace ONE, VMware Secure State and our future innovations, will deliver a highly-differentiated intrinsic security platform across network, endpoint, workload, identity, cloud and analytics. We believe this will bring a fundamentally new paradigm to the security industry.”

With the close of the acquisition, VMware is launching a new Security Business Unit within the company. Carbon Black CEO Patrick Morley will be serving as the general manager of this new group reporting to Sanjay Poonen, chief operating officer, Customer Operations, VMware. Carbon Black will form the nucleus of VMware’s Security offering, focused on helping VMware customers with advanced cybersecurity protection, and in-depth behavioral insight to help stop sophisticated attacks and accelerate response.

“From the beginning, Carbon Black has been all about collecting and analyzing key endpoint data to understand attacker behaviors, and help make our customers more resilient against advanced cyberattacks,” said Patrick Morley, general manager, Security Business Unit, VMware. “Joining VMware helps us reach a broader range of organizations, and enables us to build security into the underlying fabric of the compute stack. We are thrilled to join forces as we further our vision of creating a world safe from cyberattacks and see and stop modern attacks.”

Under the terms of the transaction, which was structured as a cash tender offer, Carbon Black shareholders who validly tendered (and did not properly withdraw) their shares in Carbon Black, received $26 per share in cash, representing an enterprise value of $2.1 billion. The transaction was funded through cash on the balance sheet, and by accessing short-term borrowing capacity.

About VMware

VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to customers globally, aided by an extensive ecosystem of partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.

About Carbon Black

Carbon Black is a leader in cloud-native endpoint protection dedicated to keeping the world safe from cyberattacks. The CB Predictive Security Cloud® (PSC) consolidates endpoint protection and IT operations into an endpoint protection platform (EPP) that prevents advanced threats, provides actionable insight and enables businesses of all sizes to simplify operations. By analyzing billions of security events per day across the globe, Carbon Black has key insights into attackers’ behaviors, enabling customers to detect, respond to and stop emerging attacks.

More than 5,600 global customers, including approximately one third of the Fortune 100, trust Carbon Black to protect their organizations from cyberattacks. The company’s partner ecosystem features more than 500 MSSPs, VARs, distributors and technology integrations, as well as many of the world’s leading IR firms, who use Carbon Black’s technology in more than 500 breach investigations per year. Carbon Black and CB Predictive Security Cloud are registered trademarks or trademarks of Carbon Black, Inc. in the United States and other jurisdictions.

Additional Resources

•	For an executive perspective from Sanjay Poonen and Patrick Morley, read the VMware Newsroom post: “Delivering Intrinsic, Intelligent, and Informed Security”

•	Learn more about the initial announcement here: “VMware and Carbon Black”

•	Read Carbon Black’s blog post on the initial announcement: “The Next Chapter in Our Story: VMware + Carbon Black”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the growth opportunities and expansion of VMware’s offerings associated with the acquisition, accelerating the delivery by VMware of a modern security platform, potential benefits to VMware and its customers. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (2) the ability to successfully integrate Carbon Black into VMware; (3) disruption from the transition making it more difficult to maintain business and operational relationships; (4) negative effects of the consummation of the acquisition on the market price of VMware’s common stock, credit ratings and operating results; (5) ongoing and potential litigation and regulatory actions related to the acquisition; (6) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (7) other unexpected costs or delays in connection with the acquisition; (7) VMware’s customers’ ability to accept emerging technology and to transition to new products and computing strategies; (8) competitive factors, including but not limited to VMware’s ability to compete in new industries, the entry of new competitors into the industries in which VMware competes, and the success of new product and marketing initiatives by VMware and VMware’s competitors; (9) VMware’s ability to enter into and maintain strategically effective partnerships; (10) rapid technological changes in the virtualization software and cloud, end user and mobile computing and security industries; (11) changes to product and service development timelines; (12) VMware’s ability to protect its proprietary technology; (13) VMware’s ability to attract and retain highly qualified employees; (14) adverse changes in general economic or market conditions; (15) changes in VMware’s financial condition; and (16) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this press release.

Contacts

Alex Goldsmith

VMware Global PR

agoldsmith@vmware.com

310-963-9869

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Ryan Murphy

Director of Global Communications, Carbon Black

media@carbonblack.com

917-693-2788